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                                                                   EXHIBIT 23.05

                       [Goldman, Sachs & Co. letterhead]

    Board of Directors
    Conner Peripherals, Inc.
    3081 Zanker Road
    San Jose, CA 95134

        RE:  REGISTRATION STATEMENT OF
             SEAGATE TECHNOLOGY, INC.

    Gentlemen and Madame:

        Reference is made to our opinion letter dated October 3, 1995, with respect to the fairness to the holders of the outstanding shares of Common Stock, $.001 par value (the "Shares"), of Conner Peripherals, Inc. (the "Company") of the exchange ratio of .442 shares of Common Stock, par value $.01 per share, of Seagate Technology, Inc. to be received for each Share pursuant to the Agreement and Plan of Reorganization dated as of October 3, 1995 among Seagate Technology, Inc. ("Seagate"), Athena Acquisition Corporation, a wholly-owned subsidiary of Seagate, and the Company.

        The foregoing opinion letter is for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

        In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "The Merger and Related Transactions--Background of the Merger", "The Merger and Related Transactions--Reasons for the
    Merger--Reasons of Conner for the Merger", "The Merger and Related Transactions--Opinions of Financial Advisors--Opinion of Goldman, Sachs & Co." and "Summary--Opinions of Financial Advisors" and to the inclusion of the foregoing opinion in the Joint Proxy Statement included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,
                                             /s/ GOLDMAN, SACHS & CO.